Exhibit 99.1

October 31, 2008

Steiner Leisure Limited Receives Notice Pursuant to Nasdaq Marketplace Rule 4803(a)

NASSAU, The Bahamas-Steiner Leisure Limited (Nasdaq:STNR) (the "Company") today announced that, due to the October 28, 2008 resignation of Charles D. Finkelstein from its board of directors, which resulted in the Company's board of directors being comprised of three directors who are "independent" as defined in Nasdaq Marketplace Rule 4200 and three directors who are not independent pursuant to that definition, the Company today received a notice from the Nasdaq Listing Qualifications Department, indicating that the Company no longer complies with Nasdaq's requirement as set forth in Marketplace Rule 4350, that a majority of the board of directors must be comprised of independent directors.

Consistent with Marketplace Rule 4350(c)(1), the notice confirmed that the Company has a cure period in order to regain compliance, as follows:

  Until the earlier of the Company's next annual shareholders' meeting, scheduled to take place June 10, 2009, and October 28, 2009; or
  By April 27, 2009, if the next annual shareholders meeting is held before April 27, 2009.

To regain compliance, the Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than the above-referenced dates. In the event the Company does not regain compliance within this cure period, Nasdaq will provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel. The Company is actively conducting a search for an independent director to serve on its board of directors in order to satisfy the requirements of Nasdaq on a timely basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 133 cruise ships, and in 48 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises, Royal Caribbean Cruises and Seabourn Cruise Lines. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.